Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-73692 on Form S-8 for the Preformed Line Products Company Salaried Employees’ Profit Sharing Plan and in Registration Statement No. 333-73690 on Form S-8 for the Preformed Line Products Company 1999 Employee Stock Option Plan of our report relating to the financial statements and financial statement schedule of Preformed Line Products Company dated March 15, 2007, January 4, 2008 as to restatement discussed in Note J (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of new accounting standards in 2006 and the restatement of segment disclosures discussed in Note J), and of our report relating to management’s report on the effectiveness of internal control over financial reporting dated March 15, 2007, January 4, 2008 as to the effects of a material weakness described therein (which report expresses adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of Preformed Line Products Company for the year ended December 31, 2006.
Cleveland, Ohio
January 4, 2008